SUN BANCORP, INC.

EMPLOYMENT AGREEMENT

THIS AGREEMENT (“Agreement”) entered into this 16th day of July, 2009 (“Effective Date”), by and between Sun Bancorp, Inc. (the “Company”) and Mr. Thomas X. Geisel (the “Executive”).

WHEREAS, the Executive has commenced employment with the Company as of January 7, 2008 and is experienced in all phases of the business of the Company; and

WHEREAS, the Executive serves the Company as its President and Chief Executive Officer (“Employment Position”) and is experienced in all phases of the business of the Company; and

WHEREAS, the Executive and the Company have previously entered into the Management Change in Control Severance Agreement, dated December 18, 2008 and a Letter of Employment between the Company and the Executive, dated December 5, 2007 (collectively, the “Prior Agreement”); and

WHEREAS, the parties desire by this writing to set forth the continuing rights and responsibilities of the Company and the Executive with respect to the Executive’s terms and conditions of employment with the Company hereafter;

NOW, THEREFORE, each party, intending to be legally bound, does hereby agree, as follows:

1.         Employment. The Executive is employed by the Company in the capacity as President and Chief Executive Officer. The Executive's employment shall be for no definite period of time, and the Executive or the Company may terminate such employment relationship at any time for any reason or no reason. The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by any Company personnel or set forth in any documents other than those explicitly made to the contrary and signed by the Chairman or Vice Chairman of the Company. The Executive shall render such administrative and management services to the Company and Sun National Bank (“Bank”), as are currently rendered and as are customarily performed by persons situated in a similar executive capacity. The Executive’s other duties shall be such as the Board of Directors for the Company (the “Board of Directors” or “Board”) may from time to time reasonably direct, including normal duties as an officer of the Company and the Bank.

2.         Term of Agreement. The term of this Agreement shall be for the period commencing on the Effective Date and ending thirty-six (36) months thereafter (“Term”). Additionally, as of each December 31, thereafter, the Term of this Agreement shall be extended for an additional period such that the Term of the Agreement as of such date of extension shall be for a new period of thirty-six (36) months thereafter; provided, however, such Term shall not be automatically extended as of December 31 of any given year if the Board shall give the Executive written notice not later October 1 immediately prior to such December 31 date that the Board has made a determination by an affirmative vote of not less than a majority of the members of the full Board then in office that such Agreement shall not be extended thereafter absent a future affirmative determination and resolution of the Board of Directors that the Term of such Agreement shall be extended beyond the then in effect expiration date of such Agreement. The Term shall refer to the initial Term or any subsequent extension of such Term thereafter.

3.	Termination of Employment in Connection with or Subsequent to a Change in Control.

(a)       Notwithstanding any provision herein to the contrary, in the event of the involuntary termination of Executive’s employment with the Company or the Bank during the Term of this Agreement within 24 months following any Change in Control of the Company or Bank, absent termination for Just Cause, Executive shall be paid an amount equal to the product of (2.999) times the Executive’s average annual aggregate taxable compensation paid by the Company and the Bank as reported, or to be reported, on the IRS Form W-2, box 1, or IRS Form 1099 for the most recently completed five calendar years ending on, or before, the date of such Change in Control (which annual aggregate compensation amount for any year shall be annualized if during any of such years such term of employment during such period is less than for the full calendar year and any such year shall be disregarded if no compensation was paid during any such year) (the CIC Severance Payment”). Such CIC Severance Payment shall be paid by the Company to the Executive in one (1) lump sum not later than the date of Executive’s termination of service to the extent not otherwise paid by the Bank.

To the extent that any reimbursements or in-kind payments are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Company of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Company and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Bank or the Company under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent that the Bank shall have made payments to the Executive upon termination of employment in accordance with any Employment Agreement or Change in Control Severance Agreement between the Executive and the Bank related to such Change in Control. The term “Change in Control” shall refer to (i) the sale of all, or a material portion, of the assets of the Company or the Bank; (ii) the merger or recapitalization of the Company or the Bank whereby the Company or the Bank is not the surviving entity; (iii) a change in control of the Company or the Bank, as otherwise defined or determined by the Office of the Comptroller of the Currency or regulations promulgated by it; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of twenty-five percent (25%) or more of the outstanding voting securities of the Company or the Bank by any person, trust, entity or group. The term “person” means an individual other than the Executive, or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not specifically listed herein. The provisions of this Section 3(a) shall survive the expiration of this Agreement occurring after a Change in Control.

(b)       Notwithstanding any other provision of this Agreement to the contrary, Executive may voluntarily terminate his employment during the Term of this Agreement within 24 months following a Change in Control of the Company or Bank, and Executive shall thereupon be entitled to receive the payment described in Section 3(a) of this Agreement, upon the initial occurrence, or within 90 days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing:

(i)        a material diminution in the Executive’s base compensation or total cash compensation;

  (ii)       a material diminution in the Executive’s authority, duties, or responsibilities;

(iii)      a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that such Executive is required to report to a corporate officer or employee other than reporting directly to the Chairman, Vice Chairman or to the Board of Directors of the Company;

(iv)      a material diminution in the budget over which the Executive retains authority;

(v)       a material change in the geographic location of the Executive’s office location; or

(vi)      any other action or inaction that constitutes a material breach by the Company of this Agreement.

The provisions of this Section 3(b) shall survive the expiration of this Agreement occurring after a Change in Control.

Notwithstanding the foregoing, in the event that the Executive gives notice to the Company with respect to his termination of employment in accordance with Section 3(b), the Company will have a period of 30 calendar days following notice from the Executive during which period the Company may remedy the condition giving rise to such right to terminate employment. In the event that the Company shall, in good faith remedy such circumstances giving rise to such right to terminate employment within such 30 day period, such notice of termination of employment shall be deemed withdrawn and not be deemed effective and the Company shall not be required to pay the amount due to the Executive under Section 3(a) with respect to such event.

(c)	Additional Payments by the Company related to Section 280G of the Code.

(i)        Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or otherwise to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or by any other compensation plan or arrangement of the Company or the Bank (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including all federal, state and local tax and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any excise tax imposed under Section 4999 of the Code imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided that for purposes of determining the amount of any Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence of the Executive on the date the Payment is made, net of the maximum reduction in federal income taxes that could reasonably be obtained from the deduction of such state and local taxes related to such Gross-up Payment.

(ii)       Subject to the provisions of this Section 3(c), all determinations required to be made under this Section 3(c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm (the “Accounting Firm”) reasonably acceptable to the Executive as may be designated by the Company which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 3(c), shall be paid by the Company to the Executive, or withheld on the Executive's behalf, within five days of the later of (A) the due date for the payment of any Excise Tax, and (B) the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 3(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

(iii)      The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(A)      give the Company any information reasonably requested by the Company relating to such claim,

(B)      take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

(C)      cooperate with the Company in good faith in order effectively to contest such claim, and

(D)      permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 3(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall (to the extent permitted by law) advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

(iv)      If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section 3(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

(v)       The Executive shall cooperate in good faith with all reasonable requests by the Company to assist the Company in minimizing the effect of Section 4999 and Section 280G of the Code, provided that the Executive shall not be required to take actions that adversely affect his rights hereunder.

(vi)      Notwithstanding the foregoing, no payment under this Section 3(c) shall be made later than the end of the taxable year following the taxable year in which the taxes are remitted to the taxing authority or, if no taxes are paid, by the end of the taxable year following the year in which or where as a result of such audit or litigation no taxes are remitted, the end of the taxable year following the taxable year in which the audit is completed or there is a final and nonappealable settlement or other resolution of the litigation, in accordance with Code Section 409A and Treas. Reg. §1.409A-3(i)(1)(v) (or any similar or successor provisions).

(vii)     Notwithstanding the foregoing, payment under Section 3(c) shall only apply with respect to a payment made related to a Termination of Employment in conjunction with or following a Change in Control transaction. Section 3(c) shall not be effective with respect to payment of severance compensation absent a Change in Control transaction.

4.     Other Changes in Employment Status; Other Matters.

(a)       (i) Except as provided for at Section 3, herein, the Board of Directors may terminate the Executive’s employment at any time with or without Just Cause within its sole discretion and with no required minimum notice period. This Agreement shall not be deemed to give the Executive any right to be retained in the employment or service of the Company, or to interfere with the right of the Company to terminate the employment of the Executive at any time for any reason. In the event that during the Term of the Agreement the Executive’s employment with the Company is terminated by the Company for reasons other than in conjunction with or within twenty-four months following a Change in Control (in accordance with Section 3 herein), for Just Cause, death or Disability, the Executive shall receive a Severance Payment calculated in accordance with Section 4(a)(ii) hereinafter.

(ii)       The severance payment due in accordance with Sections 4(a)(i) or (iii) herein (the “Severance Payment”), shall be paid to the Executive without regard to the number of months remaining on the Term as detailed at Section 3 herein. Such Severance Payment shall be equal to the sum of (A) plus (B), all multiplied by 24; with (A) equal to the average of the monthly Base Salary in effect for the thirty-six month period (or lesser period if the Executive’s employment with the Company shall be for a lesser period) immediately prior to the Executive’s date of Termination of Employment, and (B) equal to the average of any cash bonuses (calculated as a monthly average) paid to the Executive in accordance with the Company’s Performance Bonus Plan and any other cash bonus arrangements during the thirty-six month period (or lesser period if the Executive’s employment with the Company shall be for a lesser period) immediately prior to the Executive’s date of Termination of Employment. By way of example, if the Executive received cash bonuses during the prior 36 month period in the amounts of $200,000 and $250,000, then such average monthly bonus would be equal to $450,000/36 or $12,500. Notwithstanding anything herein to the contrary, the Company may, within its sole discretion and acting in good faith, withhold payment of such Severance Payment or any installment thereof, during such periods that the Company deems that the Executive is in violation of the requirements of Sections 4(b) and (c) herein, and such action or such withheld amounts shall not limit or impede the Company’s right to pursue the remedies available to it at Section 4(c)(v) herein (Injunctive Relief). Notwithstanding the forgoing, all amounts payable by the Company to the Executive hereunder shall be reduced in such manner and to such extent that the Bank shall have made payments to the Executive upon termination of employment in accordance with any Employment Agreement or Change in Control Severance Agreement between the Executive and the Bank related to such termination of employment. Such Severance Payment shall be paid to the Executive in installments, as follows: Installment 1 shall be paid within 45 calendar days following the Executive’s termination of employment in accordance with Sections 4(a)(i) or (iii) in an amount equal to two-thirds of the Severance Payment, except as reduction or delay in such payments are required in accordance with Sections 9(c) and 9(d) herein. Installment 2 shall be equal to one-sixth of the Severance Payment and shall be paid as of the one year anniversary of the date of the Executive’s termination of employment; and Installment 3 shall be equal to one-sixth of the Severance Payment and shall be paid as of the eighteen month anniversary of the date of the Executive’s termination of employment.

(iii)      The Executive may voluntarily terminate his employment during the Term of this Agreement upon the initial occurrence, or within 90 days thereafter, of any of the following events, which have not been consented to in advance by the Executive in writing:

(A)      a material diminution in the Executive’s base compensation or total cash compensation;

(B)      a material diminution in the Executive’s authority, duties, or responsibilities;

(C)      a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that such Executive is required to report to a corporate officer or employee other than reporting directly to the Chairman, Vice Chairman or to the Board of Directors of the Company;

(D)      a material diminution in the budget over which the Executive retains authority;

(E)       a material change in the geographic location of the Executive’s office location; or

(F)       any other action or inaction that constitutes a material breach by the Company of this Agreement.

In the event of the termination of the Executive’s employment with the Company during the Term of the Agreement in accordance with Section 4(a)(iii), other than in conjunction with or within twenty-four months following a Change in Control (in accordance with Section 3 herein), the Executive shall receive the Severance Payment calculated in accordance with Section 4(a)(ii) herein. Notwithstanding the foregoing, in the event that the Executive gives notice to the Company with respect to his termination of employment in accordance with Section 4(a)(iii), the Company will have a period of 30 calendar days following notice from the Executive during which period the Company may remedy the condition giving rise to such right to terminate employment. In the event that the Company shall, in good faith remedy such circumstances giving rise to such right to terminate employment within such 30 day period, such notice of termination of employment shall be deemed withdrawn and not be deemed effective and the Company shall not be required to pay the amount due to the Executive under Section 4(a)(ii) with respect to such event.

(iv)      Notwithstanding anything herein, any payments made in accordance with Sections 3 or 4 of the Agreement shall be conditioned upon the Executive complying with the limitations and restrictions set forth at Sections 4(b) and (c), herein. Notwithstanding the forgoing, all sums payable hereunder shall be reduced in such manner and to such extent that the Bank shall have made duplicate payments to the Executive upon termination of employment in accordance with any Employment Agreement or Change in Control Severance Agreement between the Executive and the Bank.

(v)       If Severance Payments shall be made in accordance with Sections 3 or 4 herein, then the Executive and his dependents shall be eligible to continue coverage under the Company(s or the Bank’s medical and dental insurance reimbursement plans similar to that in effect on the date of termination of employment for a period of twenty-four (24) months following the date of termination of employment; provided that the Executive continues to pay to the Company the comparable monthly COBRA continuation premium amount during such period.

(vi)      Payments to be made in accordance with Sections 3 and 4 herein shall commence within 45 calendar days of the Executive’s Termination of Employment and shall be in accordance with the limitations set forth at Section 9 herein. The Executive shall have no right to receive compensation or other benefits in accordance with Sections 3 or 4 herein for any period after termination for Just Cause. Termination for “Just Cause” shall mean termination because of the Executive’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of the Sarbanes-Oxley requirements for officers of public companies that in the reasonable opinion of the Board will likely cause substantial financial harm or substantial injury to the reputation of the Company; willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order issued by a federal banking regulatory having regulatory authority over the Bank or Company, or a material breach of any provision of the Agreement.

(b)       Following termination of employment, the Executive will not, without the express written consent of Company, directly or indirectly communicate or divulge to, or use for his own benefit or for the benefit of any other person, firm, association, or corporation, any of the trade secrets, proprietary data or other confidential information communicated to or otherwise learned or acquired by the Executive from the Company, the Bank, or any subsidiary of such entities, except that Executive may disclose such matters to the extent that disclosure is required by a court or other governmental agency of competent jurisdiction.

(c)       During the twenty (20) month period following termination of employment in accordance with Section 4(a) herein, absent termination for Just Cause, or within eighteen (18) months following termination of employment in accordance with Section 3 herein,

(i)        Executive will not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank, or any subsidiary of such entities) any person, firm, association or corporation (A) to which the Company, the Bank, or any subsidiary of such entities sold any product or service within thirty-six months of the Executive’s termination of employment, (B) which Executive solicited, contacted or otherwise dealt with on behalf of the Company, the Bank, or any subsidiary of such entities within thirty-six months of the Executive’s termination of employment, or (C) which Executive was otherwise aware was a client of the Company, the Bank, or any subsidiary of such entities at the time of termination of employment. Executive will not directly or indirectly make any such contact, either for his own benefit or for the benefit of any other person, firm, association, or corporation.

(ii)       Executive hereby agrees that he shall not engage in providing professional services or enter into employment as an employee, director, consultant, representative, or similar relationship to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union, or insurance company) engaged in the business of offering retail customer and commercial deposit and/or loan products whereby the Executive will have a work location within 25 miles of any office of the Company, the Bank, or any subsidiary of such entities existing as of the date of such termination of employment; provided, however, the Executive may request a waiver from the Company and the Bank with respect to the limitations of this Section 4(c)(ii) on a case by case basis at any time in order to permit the Executive to engage in investment banking or private equity investment activities, and the Company and the Bank hereby agree that such written approval of such request shall not be unreasonably withheld. Notwithstanding the foregoing, the Company and the Bank reserve the right to elect not to approve such request for waiver of the limitations herein within its sole discretion if the proposed employing entity is a commercial bank.

(iii)      Executive hereby agrees that he shall not, on his own behalf or on behalf of others, employ, solicit, or induce, or attempt to employ, solicit or induce, any employee of the Company, the Bank, or any subsidiary of such entities, for employment with any enterprise, nor will the Executive directly or indirectly, on his behalf or for others, seek to influence any employee of the Company, the Bank, or any subsidiary of such entities to leave the employ of the Company, the Bank, or any subsidiary of such entities.

(iv)      Executive will not make any public statements regarding the Company, the Bank, or any subsidiary of such entities without the prior consent of the Company or the Bank, and the Executive shall not make any statements that disparage the Company, the Bank, or any subsidiary of such entities or the business practices of the Company, the Bank, or any subsidiary of such entities, except to the extent required by law or by a court or other governmental agency of competent jurisdiction. The Company and the Bank shall not knowingly or intentionally make any statements that disparage the Executive.

(v)       The parties acknowledges and agrees that irreparable injury will result to each in the event of a breach of any of the provisions of Sections 4(b) and 4(c) (the “Designated Provisions”) and that the parties will have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of any Designated Provision, and in addition to any other legal or equitable remedy the parties may have, the parties shall each be entitled to the entry of a preliminary and a permanent injunction (including, without limitation, specific performance by a court of competent jurisdiction located in Cumberland County, New Jersey, or elsewhere), to restrain the violation or breach thereof by the other parties, and the parties shall each submit to the jurisdiction of such court in any such action.

(d)       Upon the termination of employment of the Executive as an officer and employee of the Company for any reason, the Executive hereby agrees and acknowledges that this Agreement shall constitute such individual’s letter of resignation as a member of the Board of Directors of the Company, the Bank, and all related entities of the Company and the Bank, effective as of the date of such termination of employment.

(e)       The provisions of Sections 4(b), (c) and (d) shall survive the expiration of this Agreement.

5.	Compensation, Benefits and Expenses.

(a)       Base Salary. The Company shall compensate and pay the Executive during the Term of this Agreement a minimum base salary at the rate of $500,000 per annum (“Base Salary”), payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually, and the Executive shall be entitled to receive increases at such percentages or in such amounts as determined by the Board of Directors. The Base Salary may not be decreased without the Executive’s express written consent. Such Base Salary payable shall be reduced dollar for dollar for any such salary payments made by the Bank to the Executive for each applicable pay period.

(b)       Discretionary Bonus. The Executive shall be entitled to participate in an equitable manner with all other senior management employees of the Company in discretionary bonuses that may be authorized and declared by the Board of Directors to its senior management executives from time to time. No other compensation provided for in this Agreement shall be deemed a substitute for the Executive’s right to participate in such discretionary bonuses when and as declared by the Board.

(c)       Participation in Benefit and Retirement Plans. The Executive shall be entitled to participate in and receive the benefits of any plan of the Company which may be or may become applicable to senior management relating to pension or other retirement benefit plans, profit-sharing, stock options or incentive plans, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities, as fixed by the Board of Directors of the Company.

(d)       Participation in Medical Plans and Insurance Policies. The Executive shall be entitled to participate in and receive the benefits of any plan or policy of the Company which may be or may become applicable to senior management relating to life insurance, short and long term disability, medical, dental, eye-care, prescription drugs or medical reimbursement plans. Additionally, Executive’s dependent family shall be eligible to participate in such medical and dental insurance plans sponsored by the Company or the Bank in accordance with the policies of the Company and the Bank.

(e)       Paid Time Off. The Executive shall be entitled to paid time off leave in accordance with the policies of the Company as established from time to time by the Board of Directors, which leave shall in no event be less than twenty-five days per annum.

(f)        Expenses. The Company shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of, or in connection with the business of the Company, including, but not by way of limitation, automobile and traveling expenses, and all reasonable entertainment expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of the Company. If such expenses are paid in the first instance by the Executive, the Company shall reimburse the Executive therefor. The Company will pay the annual membership dues in a local Country Club to a maximum of $12,000 per year, and the payment of a reasonable initiation fee, subject to approval by the Chairman, and that any future refund or repayment of such fee will be paid back to the Company, when applicable.

(g)       Changes in Benefits. The Company shall not make any changes in such plans, benefits or privileges previously described in Section 5(c), (d) and (e) which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Company and does not result in a proportionately greater adverse change in the rights of, or benefits to, the Executive as compared with any other executive officer of the Company. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(h)       Post-Retirement Medical Coverage. Upon the termination of employment with the Company at any time on or after attainment of age 62, the Executive shall be eligible to maintain participation in the group medical insurance plan sponsored by the Company (or its subsidiaries) from time to time for the benefit of the Executive and Executive’s dependent family, until such time that the Executive and Executive’s spouse shall be eligible for coverage under the Federal Medicare System, or any successor program; provided that the Executive shall reimburse the Company no less frequently than monthly for such coverage based upon the comparable COBRA continuation premium amount in effect during such period; and further, provided that such coverage is permissible in accordance with the applicable group medical insurance plans being maintained. The provisions of this Section shall survive the termination of this Agreement.

(i)        Stock Option Awards. Beginning in calendar year 2010 (as soon as possible following the completion of the Company’s 2009 fiscal year and its annual audit), you will be eligible to receive annual awards of stock options to purchase additional shares of Company common stock at an exercise price equal to the last reported sale price determined at the close of trading on the date of grant of such options. The number of such options subject to each annual award of options shall be determined based upon the Company’s attainment of annually agreed upon financial targets (based upon earnings per share), provided that you remain employed by the Company and the Bank as of the date of determination of achieving such performance. For example, upon attainment of 100% of the Company’s agreed upon financial targets, you will receive an additional award of 25,000 stock options; attainment of 110% of the approved financial targets will result in an award of 33,333 stock options; attainment of 90% of the approved financial targets will result in an award of 20,000 stock options; attainment of 105% of the approved financial targets will result in an award of 29,166 stock options; and attainment of 95% of the approved financial targets will result in an award of 22,500 stock options. Attainment of Company performance below 90% of the approved financial targets may result in an award of stock options determined within the discretion of the Compensation Committee. Such annual awards will be 100% earned and exercisable as of the third anniversary of the date of grant, provided that you are still employed by the Company at such time, and such options will be immediately earned and exercisable upon a “change in control” of the Company. Upon termination of employment with the Company other than upon the voluntary resignation of the

Executive (which resignation does not meet the requirements at Section 4(a)(iii), and unrelated to a Change in Control transaction), any Options held by the Executive that are then exercisable shall cease being exercisable not later than one year after the date of termination of employment; provided that such exercisability will cease upon the Executive commencing an employment, directorship, advisory or consulting relationship with a financial services enterprise (including but not limited to a savings and loan association, bank, credit union, or insurance company) whereby the Executive will have a work location within 25 miles of any office of the Company, the Bank, or any subsidiary of such entities existing as of the date of such termination of employment. Upon termination of employment with the Company as a result of the voluntary resignation of the Executive (which resignation does not meet the requirements at Section 4(a)(iii), and unrelated to a Change in Control transaction), any Options held by the Executive that are then exercisable shall cease being exercisable not later than sixty days after the date of termination of employment. Upon Disability or death of the Executive, all unvested options held by the Executive shall become immediately exercisable by the Executive (or his representative), and all options shall remain exercisable for one year thereafter. Upon a change in control of the Company, all unvested options held by the Executive shall become immediately exercisable, and all options shall remain exercisable for the remaining term of such options. Such Stock Option Awards provided for herein are in addition to any awards made to the Executive during 2008 as evidenced by a separate Stock Option Award Agreement.

(j)        Stock Awards. Beginning in calendar year 2010 (as soon as possible following the completion of the Company’s 2009 fiscal year and its annual audit), you will be eligible to receive annual awards of restricted stock. The number of such stock awards subject to each annual award of restricted stock shall be determined based upon the Company’s attainment of annually agreed upon financial targets, provided that you remain employed by the Company and the Bank as of the date of determination of achieving such performance. For example, upon approval by the Compensation Committee that Company financial performance has attained 100% of the Company’s agreed upon financial targets, you will receive an award of shares of Company restricted stock valued at 15% of your then Base Salary; attainment of 110% of the approved financial targets will result in an award of Company restricted stock valued at 20% of your then Base Salary; attainment of 90% of the approved financial targets will result in an award of Company restricted stock valued at 12% of your then Base Salary; attainment of 105% of the approved financial targets will result in an award of Company restricted stock valued at 17.5% of your then Base Salary; and attainment of 95% of the approved financial targets will result in an award of Company restricted stock valued at 13.5% of your then Base Salary. Attainment of Company performance below 90% of the approved financial targets may result in an award of restricted stock determined within the discretion of the Compensation Committee. Such annual awards will be 100% earned and non-forfeitable as of the third anniversary of the date of grant of each such award, provided that you are still employed by the Company at such time, and such awards will be immediately 100% earned upon a “change in control” of the Company. Such Stock Awards provided for herein are in addition to any awards made to the Executive during 2008 as evidenced by a separate Stock Award Agreement.

(k)       Performance Bonus Plan. You will be eligible to participate in the performance bonus plan. Such plan provides for a payment of a cash bonus to you calculated as a percentage of your Base Salary and dependent upon the Company’s attainment of annually agreed upon financial targets, provided that you remain employed as by the Company and the Bank through the payment date of such bonus. For example, upon attainment of 100% of the Company’s agreed upon financial targets, you will receive a bonus of 70% of Base Salary; attainment of 110% of the approved financial targets will result in a bonus of 100% of Base Salary; attainment of 105% of the approved financial targets will result in a bonus of 80% of Base Salary; attainment of 95% of the approved financial targets will result in a bonus of 65% of Base Salary; attainment of 90% of the approved financial targets will result in a bonus of 60% of Base Salary. Attainment of Company performance below 90% of the approved financial targets may result in a bonus payment determined within the discretion of the Compensation Committee; attainment of Company performance above 110% of the approved financial targets may result in an additional bonus payment (in addition to a bonus of 100% of Base Salary) determined within the discretion of the Compensation Committee. Such bonus will be paid to you on or before March 15 following the completion of the Company’s fiscal year and its annual audit. Notwithstanding the foregoing, for plan years in which the agreed upon financial target for the Company is less than $1.00 per share, the maximum bonus payment shall be equal to 70% of Base Salary.

(l)        Executive Life Insurance. The Executive will be eligible to participate in the Company’s employee term life insurance program (with such death benefit equal to two times your annual Base Salary, to a maximum death benefit of $400,000) plus participation in a supplemental term life insurance policy in the amount of $900,000.

(m)      Claw-Back of Bonus and Incentive Compensation. The Executive hereby agrees that any bonus and incentive compensation paid or payable to the Executive by the Company or the Bank during the period of the Executive’s employment or following termination of such employment shall be subject to recovery by the Company or the Bank, upon demand by the Compensation Committee of the Company within its sole discretion as determined in good faith by the Compensation Committee of the Board of Directors of the Company, if the payments or awards were based on either: 1) materially inaccurate financial statements or any other materially inaccurate performance metric criteria, or 2) financial statements or performance metrics which are subsequently restated or revised (with such restatement or revision based upon the recommendation or advice of the Company’s internal auditor or the independent auditors to the Board or its Audit Committee or following the Company’s consultation with the Securities and Exchange Commission or applicable banking regulatory agency); provided, that such demand for repayment is made to the Executive within two years of the date of payment of such bonus or incentive compensation, or in the event that such repayment demand is made based upon the fraud or intentional misconduct of the Executive, in which event the demand period shall not be limited to only two years. The Executive shall make repayment of such compensation to the Company within sixty (60) calendar days of written demand for such repayment presented by the Compensation Committee to the Executive. The Executive also hereby authorizes the Company, upon prior notice to the Executive, to reduce amounts that would otherwise be payable to the Executive under other Company compensation or benefit plans and/or to withhold future equity grants and bonus awards that would otherwise be payable to the Executive in order to facilitate such repayment by the Executive. The provisions of this Section shall survive the termination or expiration of the Agreement and any termination of employment of the Executive.

(n)       Contract Signing Bonus. As an inducement for the Executive to enter into this Agreement and accept its terms and limitations, the Company shall pay the Executive a lump-sum bonus in the amount of $200,000 within not later than thirty (30) calendar days following the Effective Date of the Agreement, reduced by applicable payroll tax withholdings; provided that the Executive remains an employee, officer and director of the Company as of such bonus payment date.

(o)       Other Benefit Programs. Notwithstanding anything herein to the contrary, the parties hereto understand and agree that it is the intention of the Compensation Committee and the Board of the Company to replace the provisions of Section 3(c) of this Agreement related to a Gross-Up Payment with a benefit program of equivalent value to the Executive, and the Executive acknowledges this understanding and agreement.

6.	Loyalty.

(a)       The Executive shall devote his full time and attention to the performance of his employment under this Agreement. During the term of the Executive’s employment under this Agreement, the Executive shall not engage in any business or activity contrary to the business affairs or interests of the Company.

(b)       Nothing contained in this Section shall be deemed to prevent or limit the right of Executive to invest in the capital stock or other securities of any business dissimilar from that of the Company, or solely as a passive or minority investor in any business.

7.         Standards. During the term of this Agreement, the Executive shall perform his duties in accordance with such reasonable standards expected of executives with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors of the Company.

8.         Death; Disability; Resignation. The Executive’s employment under this Agreement shall be terminated upon any of the following occurrences:

(a)       The death of the Executive during the term of this Agreement, in which event the Executive’s estate shall be entitled to receive the compensation due the Executive through the last day of the calendar month in which Executive’s death shall have occurred.

(b)       If the Executive shall become disabled or incapacitated to the extent that he is unable to perform his duties hereunder, by reason of medically determinable physical or mental impairment, as determined by a doctor engaged by the Board of Directors, Executive shall nevertheless continue to receive the compensation and benefits provided under the terms of this Agreement as follows: 100% of such compensation and benefits for a period of 12 months, but not exceeding the remaining Term of the Agreement, and 65% thereafter for the remainder of the Term of the Agreement; provided, however, in calculation of the remaining Term, it is agreed that notice of non-renewal of the Term hall have been given as of the date of determination of such disability. Such benefits noted herein shall be reduced by any benefits otherwise provided to the Executive during such period under the provisions of disability insurance coverage in effect for Company or Bank employees. Thereafter, Executive shall be eligible to receive benefits provided by the Company or the Bank under the provisions of disability insurance coverage in effect for Company or Bank employees. Upon returning to active full-time employment, the Executive’s full compensation as set forth in this Agreement shall be reinstated as of the date of commencement of such activities. In the event that the Executive returns to active employment on other than a full-time basis, then his compensation (as set forth in Section 5(a) of this Agreement) shall be reduced in proportion to the time spent in said employment, or as shall otherwise be agreed to by the parties.

(c)       The voluntary termination by the Executive during the term of this Agreement with the delivery of no less than 60 days written notice to the Board of Directors, other than pursuant to Sections 3 and 4, in which case the Executive shall be entitled to receive only the compensation, vested rights, and all employee benefits up to the date of such termination.

9.	Regulatory Exclusions.

(a)       Notwithstanding anything herein to the contrary, any payments made to the Executive pursuant to the Agreement, or otherwise, shall be subject to and conditioned upon compliance with 12 USC §1828(k) and any regulations promulgated thereunder.

(b)       This Agreement shall be amended to the extent necessary to comply with Section 409A of the Code and regulations promulgated thereunder. Prior to such amendment, and notwithstanding anything contained herein to the contrary, this Agreement shall be construed in a manner consistent with Section 409A of the Code and the parties shall take such actions as are required to comply in good faith with the provisions of Section 409A of the Code such that payments shall not be made to the Executive at such time if such payments shall subject the Executive to the penalty tax under Section 409A, but rather such payments shall be made by the Company to the Executive at the earliest time permissible thereafter without the Executive having liability for such penalty tax under Section 409A.

(c)       Notwithstanding anything herein to the contrary, if and to the extent termination payments under Sections 3 or 4 constitute deferred compensation within the meaning of Code Section 409A and regulations promulgated thereunder, and if the payment under Sections 3 or 4 does not qualify as a short-term deferral under Code Section 409A and Treas. Reg. §1.409A-1(b)(4) (or any similar or successor provisions), and the Executive is a Specified Employee within the meaning of Section 409A of the Code and regulations promulgated thereunder, then the payment of such termination payments that constitute deferred compensation under Section 409A shall comply with Code Section 409A(a)(2)(B)(i) and the regulations thereunder, which generally provide that distributions of deferred compensation (within the meaning of Code Section 409A) to a Specified Employee that are payable on account of Termination of Employment may not commence prior to the six (6) month anniversary of the Executive’s Termination of Employment (or, if earlier, the date of the Executive’s death). Amounts that would otherwise be distributed to the Executive during such six (6) month period but for the preceding sentence shall be accumulated and paid to the Executive on the 185th day following the date of the Executive’s Termination of Employment.

“Specified Employee” means, for an applicable twelve (12) month period beginning on April 1, a key employee (as described in Code Section 416(i), determined without regard to paragraph (5) thereof) during the calendar year ending on the December 31 immediately preceding such April 1.

“Termination of Employment” shall have the same meaning as “separation from service”, as that phrase is defined in Code Section 409A (taking into account all rules and presumptions provided for in the Code Section 409A regulations).

(d)	Notwithstanding the six-month delay rule set forth in Section 9(c) above:

(i)        To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(iii) (or any similar or successor provisions), the Company will pay the Executive an amount equal to the lesser of two times (1) the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17) for the year in which the Executive’s termination of employment occurs, and (2) the sum of the Executive’s annualized compensation based upon the annual rate of pay for services provided to the Company and the Bank for the taxable year of the Executive preceding the taxable year of the Executive in which his Termination of Employment occurs (adjusted for any increase during that year that was expected to continue indefinitely if the Executive had not had a termination of employment); provided that amounts paid under this Section 9(d) must be paid no later than the last day of the second taxable year of the Executive following the taxable year of the Executive in which occurs the Termination of Employment and such amounts paid will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Sections 3 or 4; and

(ii)       To the maximum extent permitted under Code Section 409A and Treas. Reg. §1.409A-1(b)(9)(v)(D) (or any similar or successor provisions), within ten (10) days of the termination of employment, the Company will pay the Executive an amount equal to the applicable dollar amount under Code Section 402(g)(1)(B) for the year of the Executive’s termination of employment; provided that the amount paid under this Section 9(d) will count toward, and will not be in addition to, the total payment amount required to be made to the Executive by the Company under Sections 3 or 4.

(e)       To the extent that any reimbursements or in-kind payments are subject to Code Section 409A, then such expenses (other than medical expenses) must be incurred before the last day of the second taxable year following the taxable year in which the termination occurred, provided that any reimbursement for such expenses be paid before the Executive’s third taxable year following the taxable year in which the termination occurred. For medical expenses, to the extent the Agreement entitles the Executive to reimbursement by the Company of payments of medical expenses incurred and paid by the Executive but not reimbursed by a person other than the Company and allowable as a deduction under Code Section 213 (disregarding the requirement of Code Section 213(a) that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which the Executive would be entitled (or would, but for the Agreement, be entitled) to continuation coverage under a group health plan of the Company under Code Section 4980B (COBRA) if the Executive elected such coverage and paid the applicable premiums.

10.       No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment of severance benefits if he or she accepts other compensation for employment with another entity.

11.	Successors and Assigns.

(a)       This Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Company which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company.

(b)       The Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company.

12.       Amendments. No amendments or additions to this Agreement shall be binding upon the parties hereto unless made in writing and signed by both parties, except as herein otherwise specifically provided.

13.       Applicable Law. This agreement shall be governed in all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of New Jersey, except to the extent that Federal law shall be deemed to apply.

14.       Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

15.       Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association (“AAA”) nearest to the home office of the Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extend that the parties may otherwise reach a mutual settlement of such issue. The Company shall reimburse Executive for all reasonable costs and expenses, including reasonable attorneys’ fees, arising from such dispute, proceedings or actions, following the delivery of the decision of the arbitrator that the Executive’s claim has merit, whether or not the arbitrator finds in favor of the Executive. The provisions of this Section 15 shall survive the expiration of this Agreement.

16.       Non-Disclosure of Confidential Information. The Executive acknowledges that during his or her employment he or she will learn and have access to confidential information regarding the Company and the Bank and its customers and businesses (“Confidential Information”). The Executive agrees and covenants not to disclose or use for his or her own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Company or the Bank consents to such disclosure or use, or such information becomes common knowledge in the industry or is otherwise legally in the public domain. The Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Company, the Bank, or any subsidiaries or affiliates, or to any of the businesses operated by them, and the Executive confirms that such information constitutes the exclusive property of the Company and the Bank. The Executive shall not otherwise knowingly act or conduct himself (a) to the material detriment of the Company or the Bank, or its subsidiaries, or affiliates, or (b) in a manner which is inimical or contrary to the interests of the Company or the Bank. Executive acknowledges and agrees that the existence of this Agreement and its terms and conditions constitutes Confidential Information of the Company, and the Executive agrees not to disclose the Agreement or its contents without the prior written consent of the Company; provided, however, the Executive may disclose this Agreement to his personal attorney and personal tax advisor without prior consent from the Company. Notwithstanding the foregoing, the Company reserves the right in its sole discretion to make disclosure of this Agreement as it deems necessary or appropriate in compliance with its regulatory reporting requirements. Notwithstanding anything herein to the contrary, failure by the Executive to comply with the provisions of this Section may result in the immediate termination of the Agreement within the sole discretion of the Company, disciplinary action against the Executive taken by the Company, including but not limited to the termination of employment of the Executive for breach of the Agreement and the provisions of this Section, and other remedies that may be available in law or in equity. The provisions of this Section shall survive the expiration of this Agreement.

17.       Release in Favor of the Company and the Bank.  If the Executive is due to receive a payment by the Company in accordance with Sections 3 or 4 of this Agreement upon a Termination of Employment, the Executive shall within 35 calendar days of such Termination of Employment, execute and deliver to the Company a full release in favor of the Company, the Bank, their respective affiliates and subsidiaries, and their respective officers and directors, which release shall (i) be in form and content which is fully compliant with all of those provisions of law to which the release pertains, and reasonably satisfactory to counsel to the Company; (ii) cover all actual or potential claims arising from the Executive’s employment with the Company, the Bank, their respective affiliates and subsidiaries, and the termination of such employment with all such entities; and (iii) be prepared, reviewed and executed in a manner which is consistent with all requirements of law, including, without limitation, the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act. Notwithstanding the foregoing, such release shall not apply to (i) earned but unpaid salary, (ii) rights to vested benefits under employee benefit plans, (iii) rights to benefits as a former employee (including but not limited to insurance continuation and/or conversion rights under group medical, life and disability insurance plans), (iv) rights to continuing coverage under directors’ and officers and other errors and omissions insurance as well as rights to indemnification under applicable charter and by-law provisions or corporate policy; (v) rights in respect of outstanding stock options that are exercisable following termination of employment in accordance with the terms of such options, (vi) rights as a shareholder or customer of the Company, the Bank or any affiliate and (vii) rights under this Agreement.

18.   Indemnification and Insurance.

(a)       While employed by the Company and thereafter, Company shall cause the Executive to be covered by any policy or contract of insurance obtained by the Company to insure its respective directors and officers against personal liability for acts or omissions in connection with service as an officer or director or service in other capacities at the request of the Company or the Bank. The coverage provided to the Executive pursuant to this section shall be of the same scope and on the same terms and conditions as the coverage (if any) provided to other officers or directors of the Company and the Bank.

(b)       To the maximum extent permitted under applicable law and the Company’s and the Bank’s Certificate of Incorporation and Articles of Association, respectively, and other corporate governance documents, as applicable, while employed by the Company and thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, liabilities, losses and exposures to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof during the relevant time periods.

(c)       The provisions of this section shall survive Executive’s termination of employment and the expiration or other termination of this Agreement.

19.       Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

20.       Entire Agreement. This Agreement together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement between the parties hereto, and shall supersede any prior agreements or understandings with respect to the subject matter herein, including, but not limited to, the Prior Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first hereinabove written.

Sun Bancorp, Inc.

ATTEST:	/s/ Sidney Brown	By:	/s/ Sidney Brown
	Secretary		Vice Chairman

WITNESS:

	/s/ Mary Longo		/s/ Thomas X. Geisel
Thomas X. Geisel, Executive

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